Exhibit 99.1

Spirit AeroSystems Chief Financial Officer to Retire

WICHITA, Kan., November 21, 2018 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] today announced that Sanjay Kapoor, Executive Vice President and Chief Financial Officer, plans to retire in the first quarter of 2019. Kapoor has been in this role since he joined the company in August 2013.

Kapoor will continue in his role as chief financial officer and assist in the transition once a successor is named.

“On behalf of the entire team, I thank Sanjay for his contributions to Spirit during the past five years,” said Tom Gentile, President and Chief Executive Officer for Spirit AeroSystems. “Sanjay’s leadership of the finance team helped Spirit compete and win in a highly competitive market and position the company for future growth.”

During his time as chief executive officer, Kapoor worked to enhance Spirit’s operating performance and the company’s competitiveness. Prior to Spirit, Kapoor held executive leadership roles at Raytheon and United Technologies Corporation.

On the web: www.spiritaero.com

On Twitter: @SpiritAero

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Contacts:

Media:	Keturah Austin (316) 523-2611 keturah.austin@spiritaero.com Chuck Cadena (216) 526-3910 chuck.cadena@spiritaero.com

Investor Relations:	Ryan Avey (316) 523-7040 ryan.d.avey@spiritaero.com

About Spirit AeroSystems Inc.

Spirit AeroSystems designs and builds aerostructures for both commercial and defense customers. With headquarters in Wichita, Kansas, Spirit operates sites in the U.S., U.K., France and Malaysia. The company’s core products include fuselages, pylons, nacelles and wing components for the world’s premier aircraft. Spirit AeroSystems focuses on affordable, innovative composite and aluminum manufacturing solutions to support customers around the globe. More information is available at www.SpiritAero.com.